Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into Registration Statement Nos. 333‑12747, 333‑08990, 333‑30304, 333‑57970, 333‑70238, 333‑107835, 333‑114243, 333‑115596, 333‑134808, 333‑159294, 333‑189304, and 333‑212906 on Form S‑8 of our reports dated February 12, 2019, relating to our audits of the consolidated financial statements of Cray Inc. and Subsidiaries ("the Company") and the effectiveness of the Company's internal control over financial reporting appearing in the Annual Report on Form 10‑K of Cray Inc. for the year ended December 31, 2018.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
February 12, 2019